Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of our report dated April 30, 2026 with respect to our audits of the consolidated balance sheets of Taoping Inc. (“the Company”) and its subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern and appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ PKF Littlejohn LLP

London, United Kingdom

May 22, 2026

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 30 Churchill Place, London E14 5RE. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn Advisory Limited 30 Churchill Place London E14 5RE T: +44 (0)20 7516 2200 pkf-l.com